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                                                                    EXHIBIT 99.6

                               November 21, 1996




UAL Corporation
1200 East Algonquin Road
Elk Grove Township, IL 60007

Ladies and Gentlemen:

     This Letter Agreement sets forth the terms and conditions pursuant to which UAL Corporation Capital Trust I (the "Trust") has retained Georgeson & Company, Inc. ("Georgeson") in connection with a proposed exchange offer.

     The Trust is offering to the holders of its outstanding Series B Depositary Shares, each representing 1/1,000 of a share of 12 1/4% Series B Preferred Stock of UAL Corporation ("UAL"), the opportunity to exchange any and all Depositary Shares not owned by UAL, upon the terms and subject to the conditions contained in a Prospectus dated November 20, 1996 and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") for its 13 1/4% Trust Originated Preferred Securities ("TOPrS").

     1. The Trust hereby retains Georgeson as Information Agent for advisory and consulting services in connection with the Exchange Offer and requests and authorizes Georgeson to contact, and to provide information with respect to the Exchange Offer to, holders of the Depositary Shares. For this purpose, Georgeson is authorized to use, and will be supplied by the Trust with as many copies as Georgeson may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Trust in connection with the Exchange Offer (collectively, the "Exchange" Offer Materials"): (i) a Prospectus; (ii) Letter of Transmittal; (iii) press releases and newspaper advertisements; (iv) letter to Registered Holders and Depositary Trust Company Participants to their customers; (v) question and answer pamphlet; (vi) letter from chairman of UAL and (vii) any and all amendments or supplements to any of the foregoing. In no event will Georgeson make any recommendation to anyone regarding whether to tender or refrain from tendering Depositary Shares. If such advice is requested, Georgeson will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

     2. The Trust agrees to pay Georgeson as compensation for its services a fee which is described in Schedule A, which is due upon the completion, expiration or termination, as the case may be, of





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UAL Corporation Capital Trust I
November __, 1996
Page 2

the Exchange Offer. In the event the Trust requests Georgeson to provide additional services, the Trust agrees to pay Georgeson reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Trust further agrees to reimburse Georgeson for, or pay directly where requested by Georgeson, all reasonable and documented out-of-pocket expenses (including counsel's fees and disbursements) incurred by Georgeson in retention hereunder, provided that the travel expenses will not be reimbursed when travelling on an air carrier other than United Airlines. The Trust agrees and acknowledges that it obligation described in the preceding sentence is not in any way conditional upon the successful consummation of the Exchange Offer or dependent upon the amount of Depositary Shares acquired by the Trust pursuant to the Exchange Offer.

     3. The Trust agrees that Georgeson shall have the right to pass upon and approve any and all references to Georgeson in the Exchange Offer Materials. The Trust shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to Georgeson unless and until Georgeson shall have approved such reference. All references to Georgeson in the Exchange Offer Materials dated November 20, 1996 are hereby deemed approved.

     4.   The Trust represents and warrants to Georgeson that:

          (i) this letter agreement is a valid and binding agreement on the Trust's part;

          (ii) all necessary corporate action will be duly taken by the Trust prior to the commencement of the Exchange Offer to authorize the Exchange Offer, and the exchange of TOPrS for Depositary Shares in connection with the Exchange Offer;

          (iii) all Exchange Offer Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer Materials, and no other report, filing, document, release or communication published or filed in connection with the Exchange Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading;

          (iv) The Exchange Offer, and the exchange of TOPrS for Depositary Shares in connection with the Exchange Offer, will





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UAL Corporation Capital Trust I
November __, 1996
Page 3

comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any government or regulatory authority or body is required in connection with the making or consummation of the Exchange Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer); and

          (v) The Exchange Offer, and the exchange of TOPrS for Depositary Shares in connection with the Exchange Offer, and or execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Trust's Declaration of Trust or any material agreement, indenture, mortgage, note or other instrument by which the Trust is bound.

     5. The Trust will advise Georgeson promptly of the occurrence of any event which would cause it not to proceed with, or to withdraw or abandon the Exchange Offer. The Trust will also advise Georgeson promptly of any proposal or requirement to amend or supplement any of the Exchange Offer Materials.

     6. The Trust hereby agrees to indemnify and hold harmless Georgeson, Georgeson's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever; (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in Paragraph 4 above; or (ii) arising out of, relating to or in connection with the Exchange Offer except for the Indemnified Person's misconduct or negligence. The Trust shall reimburse such Indemnified Persons for such counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Trust might otherwise have to the Indemnified Persons.





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UAL Corporation Capital Trust I
November __, 1996
Page 4

     7. Georgeson agrees to notify the Trust promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer; and the Trust agrees to notify Georgeson promptly of the assertion of any claim against the Trust or any of its officers, directors, employees or agents in connection with the Exchange Offer. At the Trust's election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Trust's counsel who shall be satisfactory to Georgeson and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Trust's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Trust will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Trust, or if a conflict of interest exists which makes representation by counsel chosen by the Trust not advisable; provided however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Trust will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Trust assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain its own counsel at such Indemnified Person's own expense. The Trust shall not settle or compromise any such consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person from all liability or loss arising out os such action or proceeding.

     8. The representations and warranties contained in paragraph 4 above and the indemnity agreement contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination or consummation of the Exchange Offer; and (ii) any investigation made by or on behalf of any party.

     9. This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction





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UAL Corporation Capital Trust I
November __, 1996
Page 5

and venue of any such court and to service of process by certified mail, return receipt requested.

     If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

     If the foregoing correctly sets forth the understanding between the Trust and Georgeson, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Trust's acceptance shall constitute a binding agreement between the parties hereto.

                        Georgeson & Company, Inc.


                        By:  __________________________

                        Title:  _______________________



Accepted as of the date first above written:

UAL Corporation Capital Trust I

By:  UAL Corporation


By:  _________________________

Title:  _______________________





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                                   SCHEDULE A



  Information Agent Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $7,500
  Fee for outgoing calls by Georgeson to registered holders and non-objecting beneficial owners (such flat fee includes all telephone charges) (no additional charges shall be rendered for incoming calls to Georgeson from such
  shareholders) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $5.00 per telephone call



  If requested by the Trust, Georgeson will itemize and pay on the Trust's behalf, from funds provided to Georgeson by the Trust, the charges of brokers
  and banks for forwarding offering material to beneficial owners . . . . . . .     $5.50 for each broker
                                                                                    and bank invoice paid by
                                                                                    Georgeson
